Exhibit 10.7

Date of Grant: __________________

«First_Name» «Last_Name»

Dear «First_Name»:

NON-QUALIFIED STOCK OPTION GRANT

Millipore Corporation (“Corporation”) hereby grants you an option to purchase ________________________ shares of its $1.00 par value common stock (“Stock”).

This option is subject to the terms and conditions of the Millipore Corporation 1999 Stock Incentive Plan (the “Plan”) including the following terms and conditions:

1.	The purchase price shall be $ per share.

2.	This option is exercisable, except as hereinafter provided, in whole or in part, at any time and from time to time as follows: _____________________________________

This option must be exercised no later than __________________. To the extent it shall not have been exercised, this option shall expire at 5:00 p.m. local time on __________________.

3.	This option may not be assigned or transferred except as may otherwise be provided by the terms of the Plan.

4.	In the event of the end of employment with Millipore Corporation and its subsidiaries, for any reason including not-for-cause termination, all exercisable stock options granted herein must be exercised within ninety (90) days following the optionee’s employment termination date (i.e., last day worked), or be forfeited, except as follows:

(a)	If you cease to be an employee due to retirement on or after age 62 and with ten years of service with the Corporation, you will be entitled to a Special Exercise Period which will begin on the date of your termination of employment and will end on the earlier of the 5th anniversary of such termination date or ______________________. During the Special Exercise Period, the option will be exercisable to the same extent it would have been had you remained employed by the Corporation. In the case of death during a Special Exercise Period, each Option will be exercisable during the remainder of such period to the extent it would have been exercisable had you lived.

(b)	In the event of your death during employment, each Option will be exercisable until the earlier of (1) the first anniversary of your date of death and (2) the original expiration date of the Option to the extent the Option was exercisable by you at the time of your death.

(c)	If your employment is terminated for “Cause”, all granted but unexercised stock options shall be forfeited on your employment termination date.

5.	This option may be exercised only by serving written notice on the Treasurer or the Clerk of the Corporation or his designee. Payment of the option price may be made with cash or previously owned Millipore shares. Cash payments must be in U.S. dollars. Exchange of shares will be made at fair market value on the day of exercise. You shall have the rights of a stockholder only as to shares of Stock actually delivered to you.

6.	Millipore Corporation unilaterally grants this option on a one-time discretionary basis only and without any entitlement to obtain the same opportunity in the future.

7.	In the event of the end of employment with Millipore Corporation and its subsidiaries, for any reason including not-for-cause termination, all non-exercisable stock options on the optionee’s employment termination data (i.e., last day worked) are forfeited.

Please acknowledge receipt of this letter by signing and returning the enclosed copy of this letter to the address below. You will not be permitted to exercise any options under this grant without this signed acknowledgment.

Very truly yours,
MILLIPORE CORPORATION

/s/ Kathleen Stearns
Kathleen Stearns
Corporate Vice President
Human Resources

Please	return the signed copy of this Agreement to:

Ms. Cheryl Milroy

Mail	Stop HQ Pay
Millipore	Corporation

290 Concord Road

Billerica, Massachusetts 01821-7037

USA

Receipt and acceptance of the foregoing is hereby acknowledged:

Signature	Date